Exhibit 10.17

SECOND AMENDED AND RESTATED

CONFIDENTIAL SETTLEMENT AGREEMENT

This Second Amended and Restated Confidential Settlement Agreement (“Agreement”) is made and entered into on September 19, 2017 (the “Settlement Effective Date”) by and between the undersigned parties, Memory DX, LLC (“Plaintiff”), Amarantus Bioscience Holdings, Inc. (the “Company”) and Avant Diagnostics, Inc. (“Avant”). Plaintiff, Avant and the Company are referred to individually as “Party” and collectively as “Parties” in this Agreement.

RECITALS

A.  On or about September 16, 2016, Plaintiff filed a lawsuit against the Company, Amarantus Bioscience, Inc., Amarantus Diagnostics, Inc., Avant Diagnostics, Inc., Avant Diagnostics Acquisition Corporation, et al (collectively the “Defendants”) in the Superior Court of the State of Arizona, County of Maricopa (Case Number CV2016-015026) (the “Action”). On or about November 4, 2016, Plaintiff filed an Application for Entry of Default with the Superior Count of the State of Arizona, County of Maricopa. On or about December 14, 2016, a default judgment (the “Default Judgment”) was rendered in Case Number CV2016-015026 and was entered in Superior Court of the State of Arizona, County of Maricopa against the Defendants.

B.  On or about February 15, 2017, the Parties entered into a Confidential Settlement Agreement (the “First Agreement”) to fully and finally satisfy the Default Judgment.

C.  On or about May 25, 2017, the Parties amended and restated the First Agreement (the “Second Agreement”) to fully and finally satisfy the Default Judgment.

D.  The Defendants now wish to amend and restate the Second Agreement to fully and finally satisfy the Default Judgement and the Plaintiff has agreed to accept certain consideration in order to fully and finally satisfy their obligations under the Default Judgment. This Agreement memorializes the Parties’ agreement regarding their settlement and supersedes the replaces in its entirety the Second Agreement.

NOW, THEREFORE, in consideration of the terms, conditions, and promises set forth herein, the sufficiency of which is hereby acknowledged by both Parties, and incorporating the Recitals set forth above, the Parties agree to amended and restate the Second Agreement as follows:

1.  Consideration by Defendants.

1.1.  In consideration for fully satisfying the Default Judgment, Avant will pay Plaintiff an aggregate of $250,000 (the “Cash Consideration”) as follows: (i) a payment of $35,000 which has been paid and received by Plaintiff on or prior to the date hereof, (ii) $3,500 will be paid upon execution of this Agreement, (iii) $2,000 will be payable on the last calendar day of each month for October and November 2017, (iv) $5,000 will be payable on the last calendar day of each month for December 2017 and each of January and February 2018 and (v) $10,000 will be payable on the last calendar day of each month beginning in the month of March 2018 through the last month in which the Settlement Sum is paid in full. Notwithstanding the foregoing in this subsection, upon the sale by Avant of its equity securities in a single offering for aggregate gross proceeds of at least $7,500,000 (the “Qualified Offering”) after the date of the Agreement, Avant will pay any remaining amount of the Cash Consideration then outstanding upon the final closing of such Qualified Offering. The Company will have ten (10) calendar days to deliver the final payment of the balance owed after the closing of the Qualified Offering.

1.2.  The Plaintiff acknowledges that Avant has issued to Plaintiff 5,000,000 restricted shares of common stock (the “Initial Shares”) of Avant on or prior to the date of this Agreement as partial consideration for the Default Judgment but Plaintiff has disputed that the issuance complied with the Agreement. Defendants agree to reissue the Initial Shares to reflect a correct issue date of May 10, 2017. In addition, Avant will issue to Plaintiff an additional 5,000,000 restricted shares of common stock reflecting an issue date of September 15, 2017 (the “Additional Shares”). Together with the issuance of the corrected Initial Shares, and the Cash Consideration, the issuance of the Additional Shares constitutes the remaining consideration (collectively, the “Settlement Sum”) for the removal of the Default Judgment. Plaintiff agrees that the Additional Shares certificate may be held by counsel for Defendants in trust until receipt of proof of the removal of the Default Judgment.

1.3.  Upon payment by the Company of the Settlement Sum, Plaintiff shall assign the License Agreement between Plaintiff and University of Leipzig dated May 22, 2013, as amended, to Avant, as well as also assign the Asset Purchase Agreement between Plaintiff and Company to Avant.

1.4.  For a period of two years from the date of this Agreement, if the Company shall determine to file with the Securities and Exchange Commission (the “SEC”), a registration statement relating to an offering for its own account or the account of others under the Securities Act or 1933, as amended (the “Securities Act”) of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Company shall send to the Plaintiff written notice of such determination and, if within ten (10) days after the date of such notice, the Plaintiff shall so request in writing, the Company shall include in such registration statement all or any part of Shares that Plaintiff requests to be registered. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act, until the first to occur of: (A) the date that is one (1) year from the date the registration statement is declared effective by the SEC and (B) the date that all Shares covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 (the “Effectiveness Period”). Notwithstanding the registration obligations set forth in this Section, if the SEC informs the Company that all of the Shares cannot, as a result of the application of Rule 415 promulgated under the Securities Act, be registered for resale on a single registration statement, the Company agrees to promptly inform Plaintiff and use its commercially reasonable efforts to file amendments to any registration statement as required by the SEC, covering the maximum number of Shares permitted to be registered by the SEC, on Form S-1 or such other form available to register for resale the Shares; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Shares in accordance with any (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff and (ii) the Securities Act (collectively, “SEC Guidance”), including without limitation, Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if the SEC or any SEC Guidance sets forth a limitation on the number of Shares permitted to be registered on a particular registration statement (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Shares), unless otherwise directed in writing by Executive as to its Shares, the number of Shares to be registered on such Registration Statement will be reduced to such amount as allowed under SEC Guidance. In the event of a cutback hereunder, the Company shall give the Executive at least five (5) business days prior written notice. In the event the Company amends the registration statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or such other form available to register for resale those Shares that were not registered on any prior registration statement filed with the SEC. In addition, if any rights granted pursuant to this Section involves the inclusion of securities in connection with an underwritten offering, and the managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall advise the Company that, in its opinion, the number of securities requested and otherwise proposed to be included on such registration statement exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such Registration to the extent of the number which the Company is so advised can be sold in such offering, first, the securities the Company proposes to sell for its own account on such registration statement and second, the Shares of the Plaintiff requesting to be included on such registration statement and all other securities requested to be included in such registration statement on a pro rata basis.

2.  Entire Consideration. Plaintiff agrees that the Settlement Sum shall constitute the entire consideration due to it and, when paid and performed, is in full and complete satisfaction of the Default Judgment, and that Plaintiff will not seek any further compensation for any other claimed damages, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

3.  Removal of Default Judgment. Within three (3) business days of the issuance of the Additional Shares, Plaintiff shall take all necessary action to withdraw the recorded Default Judgment. The Default Judgment shall be set aside without prejudice and shall provide written evidence of such to the Defendants. Upon a default by Defendants of its obligations to timely pay the Settlement Sum, in accordance with the requirements and deadlines as set forth above, after written notice and five (5) business days to cure said default, Plaintiff will be entitled to reinstate the Default Judgment. Defendants agree to promptly execute such documents as are necessary to permit the reinstatement of the Default Judgment, including a stipulation to reinstate the Default Judgment or other documents reasonably required to effectuate the terms of this Agreement.

4.   Mutual Releases. Effective upon the Settlement Effective Date, and in consideration of the terms and conditions of this Settlement Agreement, the Company, on the one hand, and Plaintiff on the other hand, generally, fully and completely release and forever discharge each other and all of their officers, employees, stockholders, affiliated entities, agents, representatives, attorneys, and their respective successors, heirs and assigns, from any and all claims, demands, obligations, causes of action, damages, and liabilities of every kind and nature, in law, equity, or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or matured, which any of the Parties now has or had in connection with any actions, omissions or conduct of any type occurring prior to the Settlement Effective Date, including but not limited to the matters underlying the Default Judgment, whether based on tort, contract, indemnification, contribution, subrogation or any other theory of recovery and whether for compensatory or punitive damages, whether known or unknown; provided, however, that nothing shall release the rights or claims of the Parties under this Settlement Agreement.

5.  Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each of the Plaintiff and the Company, and to their respective representatives, administrators, successors, and subsequent assignees.

6.  No Attorneys’ Fees and Costs. The Parties agree that except as otherwise stated herein, they shall bear their own respective costs and fees, including but not limited to attorneys’ fees.

7.  Ownership of Claims and Event of Breach. Plaintiff represents that it has not transferred or assigned, or purported to transfer or assign, to any person or entity, any judgment or claim described in this Agreement. In the event Defendants fail to make payment of any portion of the Cash Consideration within seven (7) calendar days of when any payment is due, Plaintiffs retain the right to reinstate the Default Judgement and Plaintiff shall have the right to file suit for breach of this Agreement and/or injunctive relief and, if successful, be entitled to recovery of all reasonable attorneys’ fees and costs incurred in the action. In the event, Plaintiff breaches Section 3 of this Agreement, Plaintiff will immediately pay the Company any portion of the Settlement Sum received by Plaintiff and Defendants have the right to file suit for breach of this Agreement and demand damages and/or injunctive relief and, if successful, be entitled to recovery of all reasonable attorneys’ fees and costs incurred in the action.

8.  Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Arizona applicable to contracts made and to be performed entirely within such State.

9.  Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings between the Parties pertaining to the subject matter of this Agreement. The Parties agree that no change to or modification of this Settlement Agreement shall be valid or binding unless it is in writing and signed by the Parties.

10.  Construing Provisions. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either Party. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable. Plaintiff further agrees that in the event any provision of this Agreement is held to be illegal or unenforceable, Plaintiff will fully cooperate with the Company to effectuate its purpose to conform the provision(s) to law.

11.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof.

12.  Severability. The various provisions of this Agreement are severable. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said offending term or provision shall be deemed severed (i.e. deemed not a part of this Agreement).

Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement, the Parties voluntarily and of their own free will execute this Agreement.

Date: September 19, 2017	/s/ William Gartner
Memory DX, LLC
By: William Gartner
Title: Managing Partner

Date: September 19, 2017	/s/ Gerald Commissiong
Amarantus BioScience Holdings, Inc.
By: Gerald Commissiong
Title: CEO

Date: September 19, 2017	/s/ Philippe Goix
Avant Diagnostics, Inc.
By: Philippe Goix
Title: CEO